Evolent Adds Russell Glass, Headspace CEO, to Board of Directors

WASHINGTON, Feb. 14, 2024 /PRNewswire/ -- Evolent Health, Inc. (NYSE: EVH), a company that specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable, today appointed Russell Glass to its Board of Directors. Glass has almost 25 years of experience as a successful technology and health care executive who currently serves as Chief Executive Officer of Headspace, a pioneering company focused on digitally enabled mental health support for employers, health plans and consumers.

Glass will ﬁll the seat vacated by Dr. Tunde Sotunde, who retired from the Board effective February 12, 2024. Dr. Sotunde stated, "I've been incredibly impressed with Evolent during my time on the Board. I am confident in the significant opportunity that lies ahead for the company. I believe Evolent remains well positioned to continue its innovative leadership in the value-based specialty care market.”

Seth Blackley, Chief Executive Officer and Co-founder of Evolent, stated, "I want to thank Tunde for his many contributions to the Board over the last several years. I would also like to take this opportunity to welcome Russ Glass to the Evolent Board of Directors. Russ brings incredible experience at the intersection of health care services, technology and artificial intelligence at a pivotal time in Evolent’s history.”

Glass added, “Like Headspace, Evolent is tackling two of the largest challenges in health care today – improving patient experiences to drive positive health outcomes and increasing affordability and access for all. I am excited to work closely with the Evolent team and Board to support the exciting evolution and growth in Evolent’s value-based specialty care platform.”

Chair of the Evolent Board of Directors Cheryl Scott added, "On behalf of my fellow Directors, we want to thank Tunde for his commitment and valuable contributions to Evolent during the last several years.” Ms. Scott continued, “After conducting a broad, national search, the Board is pleased to appoint Russell Glass as an Evolent Director. Russ adds critical depth in health care technology innovation as well as an important perspective on how complex care and mental health interact. In addition, Russ compliments the deep health care and finance expertise resident on the existing Evolent Board, including with our four senior health plan executives."

Glass has served as CEO of Headspace since 2021. Prior to that, he held multiple CEO roles, most recently at Ginger, an on-demand mental health platform that merged with Headspace in 2022, resulting in the creation of an end-to-end digital mental health platform. In addition, Russ founded and served as the CEO and President of Bizo, a B2B marketing and data platform, which he sold to LinkedIn in 2014. Following the sale of Bizo, Russ became a Product Vice President at LinkedIn, where he delivered industry-leading solutions to help marketers get to the right professionals while improving the online experience of LinkedIn members. He holds a Bachelor of Science in Engineering and Economics from Duke University.

About Evolent Health

Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolent.com.

Contacts:

Investor Relations
Seth R. Frank
Vice President, Investor Relations
Evolent
sfrank@evolenthealth.com